Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT, dated as of June 18, 2024 (this “Amendment”), by and between Hudson Global, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). Unless the context otherwise requires, capitalized terms used in this Amendment have the respective meaning given to them in the Rights Agreement (defined below).

Recitals

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement, dated as of October 15, 2018 (the “Original Agreement”);

WHEREAS, the Company and the Rights Agent entered into a First Amendment to the Original Agreement, dated as of September 28, 2021 (“First Amendment”, collectively with the Original Agreement, the “Rights Agreement”);

WHEREAS, the board of directors of the Company has (1) determined that no Distribution Date has occurred as of the date of this Amendment and (2) taken action to amend the Rights Agreement as contemplated herein; and

WHEREAS, this Amendment amends the Rights Agreement as contemplated by Section 27 of the Rights Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing, the parties, intending to be legally bound hereby, agree as follows:

1.     Section 1(w) of the Rights Agreement is hereby amended and restated as of the date of this Amendment to read as follows:

“Expiration Date” means the earliest of (i) the Close of Business on October 15, 2027, or such earlier date as of which the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, (iv) the Close of Business on the effective date of the repeal of Section 382 of the Code or any successor or replacement provision if the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, (v) the Close of Business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward, and (vi) the Close of Business on the first Business Day following the certification of the voting results of the Company’s 2024 annual meeting of stockholders, if Stockholder Approval has not been obtained prior to such date.

2.    Section 1(nn) of the Rights Agreement is hereby amended and restated as of the date of this Amendment to read as follows:

“Stockholder Approval” means the approval of this Agreement and any amendments to this Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Shares of the Company entitled to vote (excluding the vote of any Acquiring Person) that are present in person or represented by proxy and actually voted on the proposal to approve this Agreement or any amendment to this Agreement, at a duly called meeting of stockholders of the Company (or any adjournment or postponement thereof) at which a quorum is present.

3.     Exhibits B and C to the Rights Agreement and all other related documents shall be modified, where appropriate, to make reference to this Amendment and reflect the amendments contained herein.

4.     Sections 26 through (and including) 38 of the Rights Agreement shall apply mutatis mutandis to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

HUDSON GLOBAL, INC.

By:	/s/ MATTHEW K. DIAMOND
Name:	Matthew K. Diamond
Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ PATRICK HAYES
Name:	Patrick Hayes
Title:	Manager, Client Management